UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2019

ION Geophysical Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd., Suite 100 Houston, Texas (Address of principal executive offices)	77042-2855 (Zip Code)

Registrant’s telephone number, including area code: (281) 933-3339

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	IO	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2019, Brian Hanson, the President and Chief Executive Officer of ION Geophysical Corporation (the “Company”), informed the Company of his retirement and resignation from the Board of Directors of the Company (the “Board”) and his position as President and Chief Executive Officer, each effective June 1, 2019.

Concurrent with Mr. Hanson’s resignation, the Board appointed Mr. Chris Usher as President and Chief Executive Officer. Mr. Usher has also been elected to serve on the Board.

Prior to his appointment as President and Chief Executive Officer, Mr. Usher served as the Company’s Executive Vice President and Chief Operating Officer, Operations Optimization. Mr. Usher, age 58, began his career in field operations at Western Geophysical.  In 2000, he moved to PGS in London where he served as President of its global data processing division until 2004.  From 2004 to 2005, Chris served as Senior Corporate Vice President, Integrated Services, at Paradigm Geotechnology in London.  In 2005, Mr. Usher joined Landmark Software and Services, a division of Halliburton, as Senior Director.  From 2010 until 2012, Mr. Usher served as Senior Vice President and Chief Technology Officer for Global Geophysical.  Chris joined the Company’s executive team in December 2012 and has run a number of Company’s businesses in the time since.  Mr. Usher is a graduate of Yale University with a Bachelor of Science degree in geology and geophysics.

There are no arrangements or understandings between Mr. Usher and any other persons, pursuant to which he was appointed to the office described above and no family relationships among any of the Company’s directors or executive officers and Mr. Usher. Mr. Usher does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Hanson’s retirement, the Company and Mr. Hanson entered into a Separation Agreement dated as of June 3, 2019 (the “Separation Agreement”). The Separation Agreement, which contains a general release of claims in favor of the Company and provides that Mr. Hanson  will receive, among other things, in each case subject to applicable withholdings (i) a severance payment equal to $2,400,000, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the two year period beginning June 1, 2019, provided that the first six months of payments shall be paid in a lump sum on the six-month anniversary of the Separation Agreement, (ii) a one-time payment of $250,000 representing the pro-rata share of Mr. Hanson’s 2019 target annual bonus payment, and (iii) continuing coverage for a 48-month period under the Company’s group medical, dental, health, and hospital plan for Mr. Hanson and his spouse and dependents.

In addition, the Company will cause 120,000 shares of restricted Common Stock to become fully vested pursuant to the Restricted Stock Agreement dated December 1, 2018 between the Company and Mr. Hanson. The Company will also cause the options for 25,000 shares of Common Stock to become fully vested under the terms of that certain Grant Agreement for Non-Statutory Option dated March 1, 2016. The exercise period for all outstanding vested stock options and appreciation rights will be extended until the earlier of June 1, 2021 or the expiration of the full original term specified in each applicable stock option or stock appreciation rights agreement. The Separation Agreement is subject to revocation by Mr. Hanson for a period of seven days following execution.

The foregoing summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

A copy of the press release announcing Mr. Hanson’s retirement and Mr. Usher’s appointment and election is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Separation Agreement dated as of June 3, 2019 between the ION Geophysical Corporation and R. Brian Hanson

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2019

ION GEOPHYSICAL CORPORATION

By:	/s/ Matthew Powers
Matthew Powers
Executive Vice President, General Counsel and Corporate Secretary